                 POWERINE PETROLEUM SALE AND STORAGE AGREEMENT

This Powerine Petroleum Sale and Storage Agreement together with the exhibits referred to herein (this "Agreement") is signed on April 8, 1995, and is made between Wickland Oil Company, a California corporation ("Wickland"), and Powerine Oil Company, a California corporation ("Powerine"), with reference to the following facts:

         (a) Wickland has agreed to purchase Powerine's existing inventories of crude oil, intermediate refined products, Blend Stocks and certain finished petroleum products.

         (b) Wickland has agreed to supply certain crude oil and other commodities to Powerine.

         (c) Wickland and Powerine have agreed to sell to one another certain intermediate and finished refined products from the Powerine Refinery at Santa Fe Springs, California (the "Powerine Refinery"), all upon the terms and conditions more fully set forth in this Agreement.

         (d) Powerine has agreed to store the foregoing commodities in the facilities described on Schedule 1 to the attached Exhibit B (the "Powerine Tanks") and undertake certain other obligations in favor of Wickland, all as more fully described in this Agreement.

Accordingly, in consideration of the promises and covenants set forth herein, Powerine and Wickland hereby agree as follows:

         1.  Sale of Inventory to Wickland.

         (a) Purchase and Sale. On the closing date referenced in Section 6 below (the "Effective Date") and pursuant to a Bill of Sale in form and substance satisfactory to Wickland, Powerine shall sell to Wickland, and Wickland shall purchase from Powerine, Powerine's existing inventories of petroleum commodities, including tank bottoms and certain pipeline fills (collectively, the "Wickland Purchased Commodities") in the amounts, for the purchase prices and upon the terms set forth in the attached Exhibit A. Payment to Powerine by Wickland shall be made in immediately available federal funds on the Effective Date. Such payment will be based on provisional measurements. As soon as the final measurements are completed, an adjusting payment shall be made immediately to the party entitled thereto.

        (b) Title Matters. Title to the Wickland Purchased Commodities and all commodities to be supplied or purchased by Wickland in accordance with this Agreement (collectively "Wickland-Owned Commodities") shall be vested solely in Wickland, and Powerine shall have no ownership interest therein or with respect thereto unless and until title passes to Powerine as expressly provided by this Agreement. Wickland shall be entitled to identify the Wickland-Owned Commodities as the property of Wickland by a plaque affixed to the Powerine Tanks in which such commodities are stored. Wickland shall have the right (but not the obligation) to resell any and all of the Wickland Purchased Commodities to third parties in its sole discretion. If Wickland elects not to do so, however, the provisions of this Agreement applicable to the purchase of the Wickland Purchased Commodities by Powerine shall apply and remain in full force and effect.

         (c) Existing Commitments. Wickland shall honor existing commitments to sell refined products to third parties which Powerine shall be unable to fill due to the sale of such commodities to Wickland. Powerine shall be deemed to have purchased such products on the date of delivery to the third parties at the prices paid by Wickland for such products, plus an interest component in the amount provided in the attached Exhibit D.

         2. Commodities Oil Storage. Subject to Section 8 of this Agreement, Powerine shall store Wickland-Owned Commodities upon the terms and conditions set forth in the attached Exhibit B.

         3. Crude and Intermediate Products. Subject to Section 8 of this Agreement, Wickland shall supply to Powerine crude oil, non-crude oil commodities purchased from third parties for refinery processing (the "Feed Stocks"), and intermediate products produced by Powerine which require further processing (the "Intermediate Products"). The parties shall also sell Intermediate Products to one another, upon the terms and conditions set forth in the attached Exhibit C.

         4. Wickland Product Purchase. Subject to Section 8 of this Agreement, Wickland shall purchase Blend Stocks and finished petroleum products from Powerine, and Powerine shall sell Blend Stocks and finished products to Wickland, upon the terms and conditions set forth in the attached Exhibit D.

         5. Golden West Extension. The parties agree and understand that Wickland may find it necessary with the consent of Powerine to extend its current terminalling arrangements with Golden West Refining Company ("Golden West") in connection with performing Wickland's obligations under this Agreement. Powerine shall reimburse Wickland for all costs and expenses incurred by Wickland under such terminalling arrangements with Golden West, as so extended.

         6. Closing. The closing shall take place at the offices of Loeb and Loeb, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017, at 10:00 PDT on the date on which all of the conditions precedent to Wickland's obligations hereunder have been satisfied or waived in writing by Wickland; provided, however, that without the prior written consent of Wickland, the closing shall not occur after April 11, 1995.

         7. Term and Termination.

         (a) Term. The term of this Agreement shall commence, and all terms and conditions comprising this Agreement shall become effective at 05:00 (5:00 a.m.) on the Effective Date and terminate at 05:00, Los Angeles local time, on July 1, 1995; provided, however, that either party may for any reason give notice of termination of this Agreement to the other party on or after the 30th calendar day following the Effective Date, in which event the Agreement shall terminate 15 calendar days following the delivery of such notice; provided further, that in either such event, the provisions of this Agreement shall continue to apply until the final delivery to the Powerine Tanks of all commodities to be supplied by Wickland in relation to this Agreement which have, prior to 05:00 July 1, 1995 or the giving of such notice (as applicable), been purchased or have been arranged to be purchased by Wickland in Ecuador or elsewhere pursuant to instructions received by Wickland from Powerine, specifically including, without limitation, all crude oil then scheduled to be loaded aboard vessels in Ecuador or elsewhere for final delivery to Powerine (collectively, the "Committed Crude"), excluding those commodities which Powerine has elected not to purchase pursuant to Section 7(b) below. Such date of termination of this Agreement is referred to as the "Termination Date".

         (b) Purchased Commodities At Termination. Subject to Section 9 hereof, on the Termination Date Powerine shall have the option to purchase all then existing Wickland-Owned Commodities in the Powerine Tanks and all Committed Crude, at the purchase prices set forth in attached Exhibits C and D hereto. Concurrently with any notice of termination delivered by Powerine pursuant to
Section 7(a) of this Agreement (or within two business days following receipt of such termination notice from Wickland) and at least 20 days prior to any other Termination Date contemplated by this Agreement (the "Option Date"), Powerine shall advise Wickland in writing of whether or not it elects to exercise its option to purchase the Wickland-Owned Commodities and Committed Crude. In the event such option is not exercised, Powerine shall continue to take deliveries of Wickland-Owned Commodities (except for Blend Stocks and refined products) until Wickland's inventories of such Wickland-Owned Commodities delivered to the Initial Crude Delivery Points on or before the Option Date and Intermediate Products in the Powerine Tanks are exhausted. For purposes of this Section 7(b), all cargoes from vessels for which a notice of readiness has been given on or before the Option Date shall be deemed to be delivered on or before that Option Date. After inventories of Wickland-Owned Commodities are exhausted as aforesaid, Wickland shall have up to 30 days to remove its Wickland-Owned Commodities from the Powerine Tanks.

         8. Financing. Powerine may obtain financing from Congress Financial Corporation or other person or entity in an amount of at least $15,000,000. The date Powerine receives such financing is referred to in this Agreement as the "Powerine Financing Date". On the later to occur of the Powerine Financing Date or the 40th calendar day following the Effective Date, the following shall occur:

         (a) Purchase of Commodities. Powerine shall purchase for cash the then existing Wickland-Owned Commodities other than crude oil in the Powerine Tanks (as measured by an inventory taken in the same manner as a month-end inventory taken pursuant to Exhibit C) for the purchase prices set forth in attached Exhibit C. Powerine shall thereafter retain title to and sell all Products (as defined in Exhibit D) and Intermediate Products previously purchased by Wickland. Powerine shall also have the right to acquire the remaining Wickland-Owned Commodities (i.e., crude oil) remaining in the Powerine Tanks for the purchase prices set forth in attached Exhibits C and D.

         (b) Continued Supply. Powerine shall continue to purchase crude oil from Wickland on an exclusive basis and shall have the option to continue to acquire Feed Stocks from Wickland. The remaining supply provisions of this Agreement shall terminate.

         (c) Conforming Changes. Appropriate and consistent amendments to be agreed upon by both parties shall be made to this Agreement in order to reflect the provisions of this Section 8, including, without limitation, that Wickland-Owned Commodities shall continue to be segregated from commodities owned by Powerine.

If the Powerine Financing Date has not occurred on or before May 15, 1995, then the increased purchase price of the commodities as set forth in Exhibit C shall apply.

         9. Disposal Costs. In the event all Wickland-Owned Commodities and all Committed Crude are not purchased by Powerine as contemplated by this Agreement, Powerine shall, when invoiced in accordance with this Agreement, reimburse Wickland for all costs and expenses associated with the removal, relocation, transportation, resale, handling, delivery, and measurement including, without limitation, related reasonable legal and accounting costs, arising from the removal of Wickland-Owned Commodities from the Powerine Tanks and the disposal of the Committed Crude and all Losses (as defined below) incurred by Wickland in connection with the commercially reasonable sale of such commodities to a third party. Powerine shall purchase for cash that portion of the Wickland-Owned Commodities which remain in the Powerine Tanks (i.e., unrecoverable heels, unrecoverable linefills and all Waste (as defined in Exhibit B)) and certain linefills after Wickland has removed the other Wickland-Owned Commodities from the Powerine Tanks for the purchase prices set forth in attached Exhibits C and D.

         10. Warranties and Representations.

         (a) Reciprocal Warranties. Each party hereby warrants and represents to the other as follows:

             (i) Authority. Such party has all requisite power, authority and approvals required to enter into, sign and deliver this Agreement and the Security Agreement, and perform fully its obligations hereunder and thereunder.

             (ii) Due Authorization, Enforceability. Such party has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and the Security Agreement, and to consummate the transactions contemplated herein and therein.

             (iii) No Violation. Neither the signing or delivery by such party of this Agreement, the Security Agreement or any other agreement, document or instrument contemplated pursuant hereto or thereto, will violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any contract which is material to the business and operations of such party (a "Material Contract"); require any authorization, consent or approval of, exemption or other action by and notice to, any party to any Material Contract; or result in the creation or imposition of any lien or encumbrance upon any asset of such party.

         (b) Powerine Warranties. Powerine hereby warrants and represents to Wickland as follows:

             (i) Financial Condition.

                 (A) All financial statements of Powerine and Castle delivered to Wickland (1) were prepared in accordance with the books and records of Powerine; (2) were prepared in accordance with generally accepted accounting principles; (3) fairly present Powerine's and Castle's financial condition and the results of their respective operations as of the relevant dates thereof and for the periods covered thereby; and (4) contain and reflect all necessary adjustments and accruals for a fair presentation of Powerine's and Castle's financial condition and the results of its operations for the periods covered by said financial statements.

                 (B) Powerine has disclosed to Wickland in writing any change, event, litigation, claim or condition which has had or could reasonably be expected to have a material adverse affect upon Powerine's condition (financial or otherwise), its assets, liabilities, business or operations, the value or utility of its assets or Powerine's ability to remain in business without the occurrence of a Bankruptcy Event (as defined below).

             (ii) Assets. Wickland shall acquire good and marketable, lien-free title to the Wickland Purchased Commodities, and to all Products sold to Wickland by Powerine hereunder, free and clear of all claims and encumbrances of any nature whatsoever.

             (iii) Specifications. The Wickland Purchased Commodities shall meet the specifications as referenced in Exhibit A, and all Products sold to Wickland by Powerine hereunder shall comply with all applicable laws and regulations.

Such warranties and representations shall be deemed given both on the date of this Agreement and on the Effective Date.

         11. Conditions. Wickland's obligation to consummate the transactions contemplated by this Agreement and its obligations (or continuing obligations) under this Agreement are expressly conditioned upon the satisfaction of the following conditions precedent and/or subsequent, as the case may be:

         (a) Bringdown. On the Effective Date Powerine shall have delivered to Wickland a certificate of the Chief Executive Officer, the Chief Financial Officer and the Comptroller of Powerine respecting the financial condition of Powerine, in form and substance satisfactory to Wickland.

         (b) Approval of Projections. Wickland shall have approved in writing, Powerine's cash flow and financial projections for the term of this Agreement.

         (c) Approval of Wickland Purchased Commodities. Wickland shall have approved, in writing, the Wickland Purchased Commodities, including the location, volumes and types of commodities included therein.

         (d) Castle Agreement. Wickland, Castle Energy Corporation ("Castle") and Indian Powerine L.P. ("Indian") shall have entered into an agreement (the "Castle Agreement") in form and substance satisfactory to Wickland, and Castle and Indian shall comply and conform in all respects with their respective obligations and covenants set forth in the Castle Agreement. In addition, at the Effective Time, Castle and Indian shall have delivered to Wickland a written confirmation of their respective obligations under the Castle Agreement.

         (e) Letter of Credit. No later than the first business day after the Effective Date, Powerine shall have delivered to Wickland a standby letter of credit in the amount of $3,000,000 from a bank acceptable to Wickland and in form and substance of that set forth as Exhibit A to the Castle Agreement.

         (f) Security Agreement. Powerine shall have entered into a security agreement (all assets) (the "Security Agreement") in form and substance satisfactory to Wickland in which Powerine grants to Wickland a continuing first priority security interest in and to all of its assets to secure the payment and performance of all of Powerine's obligations hereunder and other related agreements.

         (g) Performance of Covenants. Powerine shall perform and comply in all respects with its obligations and covenants set forth in this Agreement and the Security Agreement.

         (h) Bankruptcy. Neither Powerine nor Castle shall, at any time prior to or during the term of this Agreement, have committed an act of bankruptcy, made a general assignment for the benefit of creditors or filed any petition in bankruptcy or under federal or state insolvency laws (or had an involuntary petition filed against it under any of such laws which was not so dismissed within 30 calendar days after the filing thereof), or admitted its inability to pay debts or suffered the appointment of a receiver, trustee or custodian.

         (i) No Adverse Change. There shall occur no material adverse change in the financial condition of Powerine or Castle, as determined by Wickland in its reasonable judgment.

         (j) No Adverse Claims. No third party shall impose or seek to impose at any time any lien or other encumbrance on Wickland-Owned Commodities or challenge the validity, perfection or priority of the security interest granted pursuant to the Security Agreement.

         (k) MG Agreement. Powerine and MG Trade Finance Corp. ("MGTF") and its affiliates (collectively "MG"), and/or any successor in interest thereto, shall have entered into an agreement, a copy of which shall have been delivered to Wickland, providing that MG's liens and security interests on Powerine's assets have been irrevocably and unconditionally removed upon payment to MGTF of the pay-off amount described in such Agreement. Copies of all applicable UCC Termination Statements signed by MG respecting MG's release of such liens and security interests shall have been delivered or made available to Wickland.

In addition to the foregoing, it shall be a condition precedent to each party's obligation to consummate the transactions contemplated by this Agreement, that each such party shall have finally approved in writing the provisions of this Agreement as respects the prices of crude oil, Feed Stocks, Intermediate Products and refined petroleum products. Similarly it shall be a condition precedent to each party's obligation to consummate the transactions contemplated by this Agreement, that each such party shall have completed and initialled
Section 5(a) of the Security Agreement.

         12. Personnel. Powerine and Wickland shall each make available to the other on a part-time basis, without charge, the services of one or more of their employees, who shall supervise and coordinate on behalf of the other the contractual relations between Wickland and Powerine. At the request of Wickland, Powerine shall second to Wickland, at Wickland's expense, one or more of Powerine's marketing employees to assist in Wickland's product marketing activities.

         13. Payments. All payments due from Wickland to Powerine and from Powerine to Wickland during the term of this Agreement and thereafter shall be effected as follows:

         (a) Manner of Payment. All payments shall be made in immediately available federal funds by telephonic transfer to a party's designated bank account. All payments by Powerine shall be made in full without deductions, discounts or offsets, provided that payment due from a party to the other party for commodities purchases may be combined and offset against each other so that one net payment is made by a party to the other party.

         (b) Wickland Invoicing and Payment.

             (i) Crude Oil and Feed Stocks.

         (A) Wickland shall invoice Powerine daily for crude oil and Feed Stocks delivered to the Final Delivery Points (as defined in Exhibit C) between 05:01 the previous day and 05:00 the current day using the Provisional Daily Measurements (as defined in Exhibit C) and the applicable formulated price including the interest component.

         (B) Not later than 12 calendar days after month end, Wickland shall invoice or issue a credit to Powerine based upon the monthly reconciled measurement quantities.

             (ii) Subject to Section 13(d) below, all amounts due Wickland shall be paid no later than three business days (one business day after the occurrence of a Bankruptcy Event) following the date of invoice.

         (c) Powerine Invoicing and Payment.

             (i) Refined products and Blend Stocks.

                 (A) Powerine shall invoice Wickland daily for the refined products and Blend Stocks delivered to the Final Delivery Points between 05:00 the previous day and 05:00 the current day using Provisional Daily Measurements (as defined in Exhibit C) and the applicable formulated price.

                 (B) Not later than 12 calendar days after month end, Powerine shall invoice or issue a credit to Wickland based on the monthly reconciled measurement quantities.

             (ii) Subject to Section 13(d) below, all amounts due Powerine shall be paid no later than the first business day following the date of invoice.

         (d) Payment Due Date Adjustments. If payment falls due on a Saturday or bank holiday of Wickland's or Powerine's bank which is not a Monday, payment shall be made on the preceding business day. If payment falls due on a Sunday or a Monday bank holiday of Wickland's or Powerine's bank, payment shall be made on the next business day.

         (e) Interest On Late Payments. Any amount payable by a party hereunder shall, if not paid when due, bear interest from the due date until the date payment is received by the other party at a rate equal to the lesser of (i) the prime rate in effect at the opening of business on the due date at The First National Bank of Boston (Boston, Massachusetts), plus 4%, based on a 360-day year, or (ii) the maximum rate of interest permitted under applicable law.

         14. Indemnification by Powerine. Powerine shall indemnify, defend and hold harmless (i) Wickland, (ii) each of Wickland's affiliates, assigns and successors in interest, and (iii) each of their respective shareholders, directors, officers, employees, agents, attorneys and representatives, from and against any and all damages (including, without limitation, lost profits and unrecovered revenues on cargoes or the commodities purchased by Wickland for Powerine hereunder which must then be resold to others), awards, judgments and other payments, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys' fees incurred in connection therewith, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration (collectively "Losses") which may be incurred or suffered by any such party and which may arise out of or result from:

         (a) any breach of any representation, warranty, covenant or agreement of Powerine contained in this Agreement, the Security Agreement and/or in any other writing delivered pursuant hereto;

         (b) any act or omission on the part of Powerine, its employees, agents, or contractors;

         (c) any failure by Powerine to purchase, or election by Powerine not to purchase, all of the Wickland-Owned Commodities and all of the Committed Crude as set forth in this Agreement;

         (d) any accident, event or omission occurring, or condition earlier existing, within the boundary limits of the Refinery or on or about the Powerine Tanks involving or resulting in a claim against Wickland;

         (e) any claim or action from a third party challenging Wickland's title to, or seeking to obtain a lien, levy or writ of attachment or garnishment upon, any Wickland-Owned Commodities or challenging the validity, perfection or priority or the security interest granted pursuant to the Security Agreement;

         (f) any commodities spill, discharge or other environmental liability of any nature whatsoever, and from any cause whatsoever, relating to the Powerine Tanks, any commodities in the Powerine Tanks (including Wickland-Owned Commodities), the Powerine Refinery, including liabilities under any federal, state and local laws, statutes, ordinances or regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (commonly known as "CERCLA"); and

         (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

         15. Indemnification by Wickland. Wickland shall indemnify, defend and hold harmless (i) Powerine, (ii) each of Powerine's affiliates, assigns and successors, and (iii) each of their respective shareholders, directors, officers, employees, agents, attorneys, beneficiaries and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which arise out of or result from:

         (a) any breach of any representation, warranty, covenant or agreement of Wickland contained in this Agreement and/or in any other writing delivered pursuant hereto or the nonfulfillment of any condition in favor of Powerine under this Agreement;

         (b) any acts or omissions on the part of Wickland, its employees, agents or contractors; and

         (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

         16. Inventory of Product. Wickland shall sell and deliver Wickland-owned Product produced by Powerine hereunder to its customers on a timely basis to ensure that Powerine's finished product storage facilities do not fill up and cause Powerine to slow down its production of Blend Stocks and finished products. Wickland will also endeavor to sell refined products in a responsible manner to ensure that Powerine receives the most favorable margin from processing crude oil into finished products. In the event that Powerine can demonstrate that Powerine's production of Products is materially reduced for any period of time solely due to Wickland's failure to sell and deliver Blend Stocks and refined petroleum products on a timely basis, and provided Powerine gives advance notice to Wickland of an impending reduction in production, Powerine shall be entitled to recover its lost margin. This margin shall be calculated by using the build-up of Intermediate Products and/or Blend Stock inventory that results from the production slowdown valued at the corresponding finished product prices as set forth in Exhibit D. On the Termination Date, Wickland will cease selling Products at Powerine's truck rack. Furthermore, Wickland will endeavor to sell Products so as to permit the ending Blend Stock and finished product inventory to generally approximate such inventory volume at the Effective Date, including the volume of Wickland forward sales that have not yet been delivered to its customers.

         17. Limitation on Liability. Except as expressly provided in this Agreement respecting reimbursement of costs and Losses to Wickland, neither Powerine nor Wickland shall have any liability to the other for any incidental, special, consequential or other indirect loss, damage or cost, howsoever caused.

         18. No Forbearance. Wickland and Powerine intend that the purchase and sale of commodities pursuant to this Agreement constitute bona fide sales transactions which shift title and risk of loss to the purchasing party in accordance with this Agreement and not a transaction involving the use, forbearance or retention of money. In addition thereto and without limitation, Powerine and Wickland stipulate and agree that none of the terms and provisions contained in this Agreement, or in any other instrument or agreement signed in connection with this Agreement, shall ever be construed to create a contract to pay, for the use, forbearance or retention of money, for interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law (the "Maximum Lawful Rate"). In no event shall the rate of interest payable by Powerine or Wickland under this Agreement, taking into account all sums held to constitute interest (the "Agreement Interest Rate"), be greater than the Maximum Lawful Rate.

         19. Confidentiality. Subject to any obligation to comply with any law, rule or regulation or subpoena or other legal process, whether or not the transactions contemplated by this Agreement shall be consummated, all of the information obtained by either party about the other and all of the terms and conditions of this Agreement shall be kept in strict confidence by each party; provided, however, that the foregoing provision shall not apply to persons or entities providing financing to any party hereto (including, without limitation, MG) and the directors and senior executive officers of affiliates of the parties hereto.

         20. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

         Wickland:

                  Wickland Oil Company
                  Attention:  Robert L. Sanz, Vice President
                  3640 American River Drive
                  Sacramento, California  95864
                  Fax:  (916) 978-2410

         With a copy to:

                  Wickland Oil Company
                  Attention:  General Counsel
                  3640 American River Drive
                  Sacramento, California  95864
                  Fax:  (916) 978-2428

         Powerine:

                  Powerine Oil Company
                  Attention:  A.L. Gualtieri
                  12354 Lakeland Road
                  Santa Fe Springs, California  90670
                  Fax:  (310) 946-1615

         With a copy to:

                  Castle Energy Corporation
                  Attention:  Joseph L. Castle II
                  One Radnor Corporate Center
                  Suite 250
                  100 Matsonford Road
                  Radnor, Pennsylvania  19087
                  Fax:  (610) 995-0409

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

         21. Further Assurances. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party's benefit or to cause the same to be fulfilled and to sign such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated herein.

         22. Waivers and Consents. At any time and from time to time, a party may waive compliance with any of the covenants, conditions or agreements of the other party contained in this Agreement. However, each such waiver must be in writing and no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent breach or other failure to perform a covenant or agreement under this Agreement or nonfulfillment or continuing nonfulfillment of a condition in favor of such party.

         23. Attorneys' Fees. If either party hereto shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, the unsuccessful party shall pay to the prevailing party all reasonable attorneys' fees and costs incurred by the prevailing party, in addition to any other relief to which it may be entitled.

         24. Entire Agreement. This Agreement (including the exhibits hereto, and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto) is intended to embody the final, complete and exclusive agreement among the parties with respect to the transactions contemplated hereby; is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto including, without limitation, that certain memorandum of understanding dated March 29, 1995, and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral; provided however, this Section 24 is not intended to supersede any indemnity or payment obligation set forth in any prior agreement between Powerine and Wickland. For reference purposes only, the sections of this Agreement which are not contained in the exhibits hereto are referred to as the "Master Provisions".

         25. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Sacramento, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 20 or in any other manner authorized by California law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

         26. Binding Effect; Assignment. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement signed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Wickland may transfer and assign this Agreement, in whole or in part, or assign, transfer and provide commodities in storage to third parties, without the prior written consent of Powerine, provided such assignee assumes in writing the obligations of Wickland under this Agreement. Powerine may not transfer, assign and convey all or any part of its rights under this Agreement.

         27. Non-severability. It is expressly agreed and understood that the material provisions of this Agreement, including the provisions set forth in the exhibits hereto, constitute one integrated agreement, and that each such provision goes to the essence of the consideration bargained for by the parties hereto and shall not be deemed severable from the remaining provisions of this Agreement.

         28. Right of Offset. Wickland shall have full rights of offset respecting the obligations of Powerine. Such rights shall not compromise any other right of Wickland or Powerine under this Agreement, including as set forth in Section 13(a) of this Agreement.

         29. Survivability. All indemnification, payment and reimbursement obligations of the parties hereto shall survive the Termination Date.

         30. Concluding Provisions. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. All payments required to be made pursuant to this Agreement and amounts required to be paid in accordance with any indemnity provisions of this Agreement, shall be made in United States dollars. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa. References in this Agreement to exhibits shall be deemed to include the schedules appended to those exhibits. Times hereunder are based on a 24-hour clock. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that ambiguities, if any, in the writing be construed against the drafter, shall not apply.

IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement as of the day first above written.

                              Wickland Oil Company,
                              a California corporation

                              By: /s/ John W. Reho
                                  -----------------------------
                                 John W. Reho, Vice President
                                 and Chief Financial Officer

                              By: /s/ Robert L. Sanz
                                  -----------------------------
                                  Robert L. Sanz, Vice
                                  President

                              Powerine Oil Company,
                              a California corporation

                              By: /s/ A. L. Gualtieri
                                  -----------------------------
                                  A.L. Gualtieri
                                  President